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                                                                     Exhibit 5.2

                         [MAPLES AND CALDER LETTERHEAD]


                                                              December 19, 2002

To:   Herbalife International, Inc.
      and each of the Guarantors of the Series B Notes (listed on Schedule A hereto)
      1800 Century Park East
      Los Angeles
      CA 90067

      Chadbourne & Parke LLP
      30 Rockefeller Plaza
      New York
      NY 10112


Dear Sirs

                  WH Intermediate Holdings Ltd. (the "COMPANY")

We have acted as counsel as to Cayman Islands law to the Company in connection with the offer to exchange (the "EXCHANGE OFFER") the 11-3/4% Series B Senior Subordinated Notes due 2010 (the "SERIES B NOTES") issued by Herbalife International, Inc. (the "ISSUER"), for an equal principal amount of the Issuer's outstanding 11-3/4% Series A Senior Subordinated Notes due 2010 (the "SERIES A NOTES"), and in connection with the preparation of the prospectus (the "PROSPECTUS") contained in the registration statement on Form S-4 (the "REGISTRATION STATEMENT (NO. 333-101188)") filed with the Securities and Exchange Commission by, inter alios, the Company for the purpose of registering the Series B Notes and, inter alia, the guarantee by the Company of the Issuer's obligations under the Series B Notes (the "GUARANTEE") under the Securities Act of 1933, as amended.

1     DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1   the Certificate of Incorporation and Memorandum and Articles of
      Association of the Company as registered or adopted on 23rd May, 2002;
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1.2   the written resolutions dated 21st June, 2002 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3 a Certificate of Good Standing issued by the Registrar of Companies (the "CERTIFICATE OF GOOD STANDING");

1.4 a certificate from a Director of the Company a copy of which is annexed hereto (the "DIRECTOR'S CERTIFICATE");

1.5 the Indenture dated as of June 27, 2002 between the Issuer, The Bank of New York as Trustee and the Company, WH Luxembourg Holdings SARL, WH Luxembourg Intermediate Holdings SARL and WH Luxembourg CM SARL as Guarantors in respect of the Notes (the "INDENTURE");

1.6 the Registration Rights Agreement dated as of June 27, 2002 between the Issuer, Herbalife International, Inc., UBS Warburg LLC as Initial Purchaser, the Company and the other Guarantors named therein;

1.7 the Purchase Agreement dated June 21, 2002, between the Issuer, Herbalife International, Inc., the Company and the other Guarantors named therein; and

1.8   the Guarantee.

The documents referred to in paragraphs 1.5 to 1.8 above are collectively referred to as the "TRANSACTION DOCUMENTS".

2     ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 the Transaction Documents have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2 the Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3 the choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the
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      laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5   all signatures, initials and seals are genuine;

2.6 the power, authority and legal right of all parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents; and

2.7 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3     OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2 The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Documents.

3.3 The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force.

3.4 The execution, delivery and performance of the Transaction Documents has been authorised by and on behalf of the Company and, assuming the Transaction Documents have been executed and delivered by a director of the Company, the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5 No authorisations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

      3.5.1 the execution, creation or delivery of the Transaction Documents;
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      3.5.2 subject to the payment of the appropriate stamp duty, enforcement of the Transaction Documents; or

      3.5.3 the performance by the Company of its obligations under any of the Transaction Documents.

3.6 No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

      3.6.1 the execution or delivery of the Transaction Documents;

      3.6.2 the enforcement of the Transaction Documents;

      3.6.3 payments made under, or pursuant to, the Transaction Documents.

      The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.7 The courts of the Cayman Islands will observe and give effect to the choice of the laws of the State of New York as the governing law of the Transaction Documents.

3.8 Based solely on our inspection of the Register of Writs and Other Originating process in the Grand Court of the Cayman Islands from the date of incorporation of the Company there were no actions or petitions pending against the Company in the courts of the Cayman Islands as at close of business in the Cayman Islands on [ ] January, 2003.

3.9 Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the State of New York, the courts of the Cayman Islands will recognise a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

      3.9.1 is given by a competent foreign court;

      3.9.2 imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

      3.9.3 is final;

      3.9.4 is not in respect of taxes, a fine or a penalty; and

      3.9.5 was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.
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3.10  It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

4     QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1 The term "ENFORCEABLE" as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

      4.1.1 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

      4.1.2 enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

      4.1.3 some claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off, counterclaim, estoppel and similar defenses;

      4.1.4 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

      4.1.5 the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands; and

      4.1.6 obligations to make payments that may be regarded as penalties will not be enforceable.

4.2 Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.

4.3 To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.
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4.4   The obligations of the Company may be subject to restrictions pursuant to
      United Nations sanctions as implemented under the laws of the Cayman Islands.

4.5 A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.6 In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.7 We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.8 We make no comment with regard to the references to foreign statutes in the Transaction Documents.

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations which may be made by the Company.

This opinion is given as of the date shown and may not be relied upon as of any later date. This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-101188).

Yours faithfully,



MAPLES AND CALDER
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                                    SCHEDULE

Herbalife International Do Brasil Ltda.
Herbalife (UK) Limited
Herbalife Europe Limited
Herbalife International Finland OY
Herbalife International of Israel (1990) Ltd.
Herbalife of Japan K.K.
Herbalife Internacional de Mexico, S.A. de C.V.
Herbalife Products de Mexico, S.A. de C.V.
Herbalife Sweden Aktiebolag
Herbalife China, LLC
Herbalife International of America, Inc.
Herbalife International Communications Inc.
Herbalife International Distribution, Inc.
Herbalife International of Europe, Inc.
Herbalife Taiwan, Inc.
Herbalife International (Thailand) Ltd.
WH Luxembourg CM S.a.R.L.
WH Luxembourg Intermediate Holdings S.a.R.L.
WH Luxembourg Holdings S.a.R.L.
WH Intermediate Holdings Ltd.
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                          WH Intermediate Holdings Ltd.
                          P.O. Box 309GT, Ugland House,
                        South Church Street, George Town
                          Grand Cayman, Cayman Islands

                                                               December 19, 2002

To: Maples and Calder
P.O. Box 309GT, Ugland House,
South Church Street, George Town
Grand Cayman, Cayman Islands

Dear Sirs,

                  WH Intermediate Holdings Ltd. (the "COMPANY")

I, John C. Hockin, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "OPINION") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Memorandum and Articles of Association of the Company as adopted or registered on 23rd May, 2002 remain in full force and effect and are unamended.

2 The Company has not entered into any mortgages or charges over its property or assets.

3 The written resolutions of the board of directors dated June 21, 2002 and the written resolutions of the board of directors dated November 12, 2002 (the "RESOLUTIONS") were signed by all the directors in the manner prescribed in the Articles of Association of the Company.

4 The authorised share capital of the Company is US$50,000 into 50,000 shares of US$1.00 par value each. The issued share capital of the Company is one share of US$1.00 each, which have been issued and are fully paid up.

5 The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents.

6 The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7 The directors of the Company at the date of Resolutions and at the date hereof were and are as follows:

                  Steven Rodgers
                  John Hockin

8 The Minute Book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

9 Prior to, at the time of, and immediately following execution of the Transaction Documents the Company was able to pay its debts as they fell due and entered into the Transaction Documents for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

10 Each director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of this Opinion.

11 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

                            Signature: /s/ John C. Hockin
                                      -----------------------------------
                                      John C. Hockin